UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 23, 2010 (April 20, 2010)

M LINE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53265 (Commission File Number)	88-0375818 (I.R.S. Employer Identification No.)

2672 Dow Avenue Tustin, CA 92780 (Address of principal executive offices) (zip code)

(714) 630-6253 (Registrant’s telephone number, including area code)

Gateway International Holdings, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 30, 2009, we entered into a binding Letter of Intent (the “LOI”) with Money Line Capital, Inc., a California corporation (“MLCI”), and our largest shareholder.  Under the LOI the parties agreed to complete a transaction whereby all the MLCI shareholders will exchange their shares of MLCI stock for shares of our stock.  The parties originally agreed to negotiate in good faith to close the transaction on or before January 29, 2010.  The LOI is predicated on us being current in our reporting obligations under the Securities and Exchange Act of 1934, as amended, and being publicly-traded at the time of the closing; and MLCI having its financial statements (and its subsidiaries, as applicable) audited for the period ended June 30, 2009, as well as completing a valuation by a qualified third-party company.

On November 5, 2009, we agreed with MLCI to amend the LOI to reset the anticipated closing date of the transaction from January 29, 2010 to April 30, 2010, as well as some other preliminary dates in the LOI.  We agreed to reset the anticipated closing date of the transaction in order to allow MLCI time to complete the audit of its financial statements, and certain of its subsidiaries, for the period ended June 30, 2009, as well the review of the financial statements for the interim quarters.  On April 20, 2010, we again agreed to delay the anticipated closing date of the transaction until at least June 30, 2010, if not later, to give the parties more time to complete the work that needs to done to close the transaction.

Item 7.01 Regulation FD Disclosure.

On April 20, 2010, we issued a press release announcing the amendment to the LOI between us and Money Line Capital, Inc., a copy of which is furnished with this Current Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Letter of Intent by and between M Line Holdings, Inc. and Money Line Capital, Inc. dated April 20, 2010

99.1	Press release dated April 20, 2010 issued by M Line Holdings, Inc., announcing amendment to Letter of Intent with Money Line Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2010	M Line Holdings, Inc. a Nevada corporation

/s/ George Colin
By: George Colin
Its: Chief Executive Officer